Exhibit 99.1

AgeX Therapeutics Announces $36,000,000 Debt Exchange for Preferred Stock

ALAMEDA, Calif.—(BUSINESS WIRE)—July 21, 2023—AgeX Therapeutics, Inc. (“AgeX”; NYSE American: AGE), a biotechnology company developing therapeutics for human aging and regeneration, reported that on July 21, 2023, AgeX and Juvenescence Limited entered into an Exchange Agreement pursuant to which AgeX agreed to issue to Juvenescence 211,600 shares of a newly authorized Series A Preferred Stock and 148,400 shares of a newly authorized Series B Preferred Stock in exchange for the cancellation of a total of $36 Million of indebtedness consisting of the outstanding principal amount of certain loans made by Juvenescence to AgeX and loan origination fees accrued with respect to those loans.

The exchange of the indebtedness for shares of Series A Preferred Stock and Series B Preferred Stock (collectively referred to as the “Preferred Stock”) will be implemented for the purpose of bringing AgeX common stock back into compliance with the continued listing requirements of the NYSE American that require AgeX to have at least $6 Million of stockholders equity; however the continued listing remains dependent upon a determination by the NYSE American that AgeX has regained compliance with their listing standards. The exchange of $36 Million of indebtedness for the Preferred Stock would, on a proforma basis as of March 31, 2023, increase AgeX’s stockholders equity to approximately $16 Million from a deficit of approximately $20 Million. Actual stockholders equity will be reduced by losses recognized by AgeX subsequent to March 31, 2023 which are not reflected in the pro forma amounts but if the exchange of indebtedness for Preferred Stock were to be consummated on the date of this press release, AgeX's stockholder equity would exceed the $6 Million amount necessary to meet NYSE American continued listing requirements. The consummation of the exchange of indebtedness for Preferred Stock is expected to occur on or around July 25, 2023 subject to (a) the NYSE American approving a supplemental application to list the common stock issuable upon conversion of the Preferred Stock into common stock, and (b) the filing of a Certificate of Designation of the Series A Preferred Stock and a Certificate of Designation of the Series B Preferred Stock with the Secretary of State of Delaware.

The Preferred Stock is not entitled to receive any payment or distribution of cash or other dividends. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of AgeX, subject to the preferences and other rights of any senior stock, before any assets of AgeX shall be distributed to holders of common stock or other junior stock, all of the assets of AgeX available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock and Series B Preferred Stock until AgeX shall have distributed to the holders of those shares an amount of assets having a value equal to the subscription price per share.

Each share of Preferred Stock will be convertible into a number of shares of AgeX common stock determined by dividing (x) a number equal to the number of dollars and cents comprising the subscription price, by (y) a number equal to the number of dollars and cents comprising the conversion price. The subscription price per share of Preferred Stock is $100 which was paid through the exchange of indebtedness for shares of Preferred Stock. The conversion price per share of Series A Preferred Stock or Series B Preferred Stock is $0.72 which was the closing price of AgeX common stock on the NYSE American on the last trading day immediately preceding the execution of the Exchange Agreement.

If under the rules of the NYSE American or any other national securities exchange on which AgeX common stock may be listed, approval by AgeX stockholders would be required in connection with the issuance of common stock in excess of the “19.9% Cap” upon any conversion of Series B Preferred Stock, then unless and until such stockholder approval has been obtained, the maximum number of shares of common stock that may be issued upon conversion of all shares of Series B Preferred Stock shall be an amount equal to the 19.9% Cap. The 19.9% Cap means 7,550,302 shares of common stock.

If under the rules of the NYSE American or any other national securities exchange on which AgeX common stock may be listed, approval by AgeX stockholders would be required in connection with the issuance of common stock in excess of the 50% Cap upon any conversion of Series B Preferred Stock, then unless and until such stockholder approval has been obtained, the maximum number of shares of common stock that may be issued to a holder of Series B Preferred Stock upon conversion of such shares shall be an amount that, when added to other shares of common stock owned by such holder immediately prior to such conversion would equal one share less than the 50% Cap.

The Preferred Stock has limited voting rights. The following matters will require the approval of the holders of a majority of the shares of a series of Preferred Stock then outstanding, voting as a separate class: (i) creation of any Preferred Stock ranking as senior stock to the series with respect to liquidation preferences; (ii) repurchase of any shares of common stock or other junior stock except shares issued pursuant to or in connection with a compensation or incentive plan or agreement approved by the Board of Directors for any officers, directors, employees or consultants of AgeX; (iii) any sale, conveyance, or other disposition of all or substantially all AgeX’s property or business, or any liquidation or dissolution of AgeX, or a merger into or consolidation with any other corporation (other than a wholly-owned subsidiary corporation) but only to the extent that the Delaware General Corporation Law requires that such transaction be approved by each class or series of Preferred Stock; (iv) any adverse change in the powers, preferences and rights of, and the qualifications, limitations or restrictions on, the series of Preferred Stock; or (v) any amendment of AgeX’s Certificate of Incorporation or Bylaws that results in any adverse change in the powers, preferences and rights of, and the qualifications, limitations or restrictions on, the series of Preferred Stock. Except as may otherwise be required by the Delaware General Corporation Law, the Preferred Stock will have no other voting rights.

About AgeX Therapeutics

AgeX Therapeutics, Inc. (NYSE American: AGE) is focused on developing and commercializing innovative therapeutics to treat human diseases to increase healthspan and combat the effects of aging. AgeX’s PureStem® and UniverCyte™ manufacturing and immunotolerance technologies are designed to work together to generate highly defined, universal, allogeneic, off-the-shelf pluripotent stem cell-derived young cells of any type for application in a variety of diseases with a high unmet medical need. AgeX has two preclinical cell therapy programs: AGEX-VASC1 (vascular progenitor cells) for tissue ischemia and AGEX-BAT1 (brown fat cells) for Type II diabetes. AgeX’s revolutionary longevity platform induced tissue regeneration (iTR™) aims to unlock cellular immortality and regenerative capacity to reverse age-related changes within tissues. HyStem® is AgeX’s delivery technology to stably engraft PureStem or other cell therapies in the body. AgeX is seeking opportunities to establish licensing and collaboration arrangements around its broad IP estate and proprietary technology platforms and therapy product candidates.

For more information, please visit www.agexinc.com or connect with the company on Twitter, LinkedIn, Facebook, and YouTube.

Forward-Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not historical fact including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” should also be considered forward-looking statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of AgeX Therapeutics, Inc. and its subsidiaries, particularly those mentioned in the cautionary statements found in more detail in the “Risk Factors” section of AgeX’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. AgeX specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Contact for AgeX:

Andrea E. Park

apark@agexinc.com

(510) 671-8620

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

(in thousands, except par value amounts)

(unaudited)

	March 31, 2023	Adjustment 1		Adjustment 2		Adjustment 3		Adjusted Balance
ASSETS
Current assets:
Cash and cash equivalents	$280	$-		$-		$-		$280
Accounts and grants receivable, net	6	-		-		-		6
Prepaid expenses and other current assets	1,461	-		-		-		1,461
Total current assets	1,747	-		-		-		1,747

Restricted cash	50	-		-		-		50
Intangible assets, net	705	-		-		-		705
Convertible note receivable	10,029	-		-		-		10,029
TOTAL ASSETS	$12,531	$-		$-		$-		$12,531

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$1,262	$-		$-		$-		$1,262
Loans due to Juvenescence, net of debt issuance costs, current portion	20,042	(20,042)		-		-		-
		23,258	(1)	(21,160	)(2)	(4,833	)(3)	(2,735	)(4)
		(3,216	)(1)	-		-		(3,216)
Related party payables, net	144	-		-		-		144
Warrant liability	347	-		-		-		347
Insurance premium liability and other current liabilities	730	-		-		-		730
Total current liabilities	22,525	-		(21,160)		(4,833)		(3,468)

Loans due to Juvenescence, net of debt issuance costs, net of current portion	10,011	(10,011)		-		-		-
		10,355	(1)	-		(10,007	)(3)	348
		(344	)(1)	-		-		(344)
		-		-		-		-
TOTAL LIABILITIES	32,536	-		(21,160)		(14,840)		(3,464)

Commitments and contingencies	-	-		-		-		-

Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value, authorized 5,000 shares; none issued and outstanding as at March 31, 2023 and 360 shares issued and outstanding on a pro forma basis.	-	-		21,160	(2)	14,840	(3)	36,000
Common stock, $0.0001 par value, 200,000 shares authorized; and 37,951 as of March 31, 2023	4	-		-		-		4
Additional paid-in capital	99,589	-		-		-		99,589
Accumulated deficit	(119,487)	-		-		-		(119,487)
Total AgeX Therapeutics, Inc. stockholders’ equity (deficit)	(19,894)	-		21,160		14,840		16,106
Noncontrolling interest	(111)	-		-		-		(111)
Total stockholders’ equity (deficit)	(20,005)	-		21,160		14,840		15,995	(5)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$12,531	$-		$-		$-		$12,531

(1)	Adjustments to present gross debt amounts owed to Juvenescence
(2)	Debt exchanged for Preferred Series A shares.
(3)	Debt exchanged for Preferred Series B shares.
(4)	The pro forma debt amounts owed to Juvenescence does not reflect additional drawdowns and origination fees incurred since March 31, 2023
(5)	The pro forma stockholders’ equity balance does not reflect operating losses incurred since March 31, 2023